Exhibit 3.2

[LETTERHEAD OF GALLAGHER & KENNEDY, P.A.]

February 13, 2003

Salomon Smith Barney Inc.

300 1st Stamford Place, 4th Floor

Stamford, Connecticut 06902

JPMorgan Chase Bank

4 Chase MetroTech Center

3rd Floor

Brooklyn, New York 11245

Re:    Tax Exempt Securities Trust, Arizona Trust 1

Ladies and Gentlemen:

We have acted as special Arizona counsel to you as Sponsor of the Arizona Trust 1 (the “Arizona Trust”) of the Tax Exempt Securities Trust (the “Trust”) in connection with the issuance by the Arizona Trust of units representing fractional undivided interests in the Arizona Trust (the “Units”). In that connection, you have requested our opinion as to the application of taxes imposed by the State of Arizona on the Arizona Trust and to investors who purchase Units in the Arizona Trust.

In rendering our opinion, we have examined and relied upon, among other things, (1) the Form S-6 Registration Statement, as filed with the Securities and Exchange Commission on June 17, 2002, and a draft of Amendment No. 1 thereto, which is expected to be filed on or about February 14, 2003 (the “Registration Statement”), pursuant to which you will offer to a limited number of investors (the “Unit Holders”) the opportunity to purchase Units representing fractional undivided interests in the Arizona Trust; (2) a copy of the Trust Indenture and Agreement dated July 16, 1987, among Smith Barney, Harris Upham & Co. Incorporated, Kidder, Peabody & Co. Incorporated, Drexel Burnham Lambert Incorporated, and L.F. Rothschild & Co. Incorporated, as Depositors, United States Trust Company of New York, as Trustee, and Standard & Poor’s Corporation as Evaluator; and (3) a draft of the Reference Trust Agreement for the Tax Exempt Securities Trust, Arizona Trust 1, dated as of February 13, 2003, among Salomon Smith Barney Inc., as Depositor (the “Depositor”), JPMorgan Chase Bank, as Trustee (the “Trustee”), and Kenny S&P Evaluation Services, a division of J.J. Kenny Company, Inc., a subsidiary of The McGraw-Hill Companies, Inc., as Evaluator (the “Evaluator”), incorporating by reference the aforementioned Trust Indenture and Agreement and amending and supplementing the same (collectively, the Trust Indenture and Agreement and Reference Trust Agreement are hereinafter referred to as the “Trust Agreement”). Except as otherwise defined herein, capitalized terms used herein will have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have also examined and relied on the following opinions of Paul, Hastings, Janofsky & Walker LLP, special counsel to the Sponsor, that for federal income tax purposes:

1.	The Arizona Trust is not an association taxable as a corporation;

2.	Each Unit Holder will be considered the owner of a pro rata portion of each Bond (as defined below) in the Arizona Trust under Sections 671-679 of the Internal Revenue Code of 1986, as amended;

3.	Each Unit Holder will be considered to have received the interest on such Unit Holder’s pro rata portion of each Bond when interest on each bond is received by the Arizona Trust;

4.	Each Unit Holder will recognize taxable gain or loss when all or any part of such Unit Holder’s pro rata portion of a Bond is disposed of in a taxable transaction or when the Unit Holder sells his, her, or its Units or such Units are redeemed; and

5.	Interest income on each Unit Holder’s pro rata portion of a Bond is exempt from federal income tax when received by the Trust and will retain its status as tax-exempt interest to each Unit Holder.

In rendering our opinion, we have also assumed the following:

1.    The Trust consists of separate unit investment trusts designated as the Arizona Trust and other named trusts;

2.    The Arizona Trust was created under the laws of the State of New York pursuant to the Trust Agreement;

3.    The Arizona Trust will be administered in accordance with the Trust Agreement as a distinct entity with separate certificates, expenses, books, and records, and the assets of the Arizona Trust may not be commingled with the assets of any other trust;

4.    The Bonds will be held by the Trustee of the Trust on the terms and conditions set forth in the Trust Agreement;

5.    Other than bonds or other obligations issued by the Government of Guam, the Government of Puerto Rico, or the Government of the United States Virgin Islands, the assets of the Arizona Trust will consist solely of obligations of the State of Arizona, its counties, municipalities, or other subdivisions (the “Bonds”); and

6.    The Trustee is not a resident of the State of Arizona.

We have made no independent investigation to verify the accuracy of such assumptions, and we express no opinion with respect thereto.

Based on the foregoing and subject to the qualifications hereafter set forth, under existing laws of the State of Arizona, we are of the opinion that:

1.    The Trust will not be treated as an association taxable as a corporation, and the income of the Arizona Trust will be treated as the income of the Unit Holders.

2.    No Unit Holder will be required to include in Arizona taxable income such Unit Holder’s interest income on the pro rata portion of any Bond of which such Unit Holder is considered to be the owner if such Bond is an obligation of the State of Arizona, its counties, municipalities, or other subdivisions.

3.    Unit Holders will be required to include in Arizona taxable income such Unit Holder’s interest income on the pro rata portion of any Bond of which such Unit Holder is considered to be the owner if such Bond is an obligation of any state, territory, or possession of the United States, or any political subdivision thereof, located outside the State of Arizona reduced by the amount of any interest on indebtedness and other related expenses that were incurred or continued to purchase or carry those obligations and that are otherwise not deducted or subtracted in arriving at Arizona gross income;

4.    An individual Unit Holder who is a resident of Arizona will be required to include in Arizona taxable income such Unit Holder’s gain or loss on the taxable disposition of the pro rata portion of any Bond of which such Unit Holder is considered to be the owner (whether by sale, exchange, redemption, payment at maturity, or otherwise).

5.    An individual Unit Holder who is a nonresident of Arizona will not be required to include in Arizona taxable income any gain or loss on the taxable disposition of such Unit Holder’s pro rata portion of any Bond of which such Unit Holder is considered to be the owner that does not have a business situs within Arizona, unless such nonresident Unit Holder is engaged in business in Arizona by virtue of the regular, systematic, and continuous buying or selling of such property.

6.    A corporate Unit Holder will be required to include in Arizona taxable income gain or loss on the taxable disposition of such Unit Holder’s pro rata portion of any Bond if the gain or loss is nonbusiness income and the corporate Unit Holder’s commercial domicile is in Arizona.

7.    A corporate Unit Holder will be required to include in Arizona taxable income gain or loss on the taxable disposition of such Unit Holder’s pro rata portion of any Bond if the gain or loss is business income and such business income is apportioned to Arizona.

8.    Units of the Arizona Trust, held by Arizona residents, will be subject to Arizona estate tax upon the death of the Arizona resident.

9.    Neither the Bonds nor the Units will be subject to Arizona personal property tax.

10.    Neither sales of Units in Arizona nor holding of Units in Arizona will be subject to Arizona transaction privilege or use tax.

Other than as specifically set forth herein, we have not addressed, nor are we opining on, any state or local tax aspects relating to the Arizona Trust.

This opinion is based on the applicable laws of the United States, the State of Arizona, the regulations thereunder, judicial decisions, and Arizona Department of Revenue rulings and policies currently in effect, which are subject to change by legislative, judicial, or administrative action. We assume no responsibility for changes in the law that may become effective subsequent to the date hereof. Furthermore, this letter is not to be construed as a prediction of a favorable outcome with respect to any issue for which no favorable prediction is made herein, or as a guaranty of any tax result, or as offering a guaranty that an Arizona state taxing authority might not differ with our conclusions, or raise other questions or issues upon audit, or that such action may not be judicially sustained.

We have not examined any of the Bonds to be deposited in and held by the Arizona Trust, and we express no opinion as to whether the interest on any of the Bonds would, in fact, be tax exempt if directly received by a Unit Holder; nor have we made any review of the proceedings relating to the issuance of the Bonds.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, covering the issuance of Units in the Arizona Trust and to the reference to our firm in the Registration Statement under the heading “Arizona Trust — Arizona Taxes.”

This letter is furnished by us solely for your benefit, and the benefit of JPMorgan Chase Bank, as Trustee for the Arizona Trust, in connection with the Registration Statement for the public offering of interests in the Tax Exempt Securities Trust, and this letter may not be relied upon by any other person without our prior written consent.

Very truly yours,

GALLAGHER & KENNEDY, P.A.

By:	/S/ TIMOTHY D. BROWN
Timothy D. Brown

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